AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

This AMENDMENT dated as of April 1, 2016, to the INVESTMENT ADVISORY AGREEMENT made as of June 4, 2001, as amended on September 22, 2008 (the “Investment Advisory Agreement”) among ALPINE SERIES TRUST, a Delaware statutory trust (the “Trust”) and ALPINE WOODS CAPITAL INVESTORS, LLC, a Delaware limited liability company (the “Adviser”, all parties together, the “Parties”). Capitalized terms not defined herein have the meaning ascribed to those terms in the Investment Advisory Agreement.

W I T N E S S E T H:

WHEREAS, effective as of the date of this Amendment, the Adviser’s monthly fee for performance of its obligations hereunder with respect to Alpine Dynamic Dividend Fund and Alpine Rising Dividend Fund will include a new breakpoint in fee structure based on assets under management; and

WHEREAS, the Parties wish to amend the Investment Advisory Agreement to reflect these changes.

NOW, therefore, the Parties agree as follows:

1. Section 6 shall be deleted and replaced by the following:

“In consideration of the Adviser performing its obligations hereunder, the Trust will pay to the Adviser a monthly fee computed at an annual rate as follows:

Fund	Fee
Alpine Dynamic Dividend Fund	1.00% of the average daily net assets of the Fund on the first $250 million in assets and 0.95% of the average daily net assets of the Fund in excess of $250 million
Alpine Financial Services Fund	1.00% of the average daily net assets
Alpine Small Cap Fund	1.00% of the average daily net assets
Alpine Rising Dividend Fund	1.00% of the average daily net assets of the Fund on the first $250 million in assets and 0.95% of the average daily net assets of the Fund in excess of $250 million
”

2. In all other respects the Investment Advisory Agreement remains unchanged and of full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first above written.

ALPINE SERIES TRUST

By:	/s/ Ronald G. Palmer, Jr.
Name: Ronald G. Palmer, Jr.
Title: Chief Financial Officer

ALPINE WOODS CAPITAL INVESTORS, LLC

By:	/s/ Samuel A. Lieber
Name: Samuel A. Lieber
Title: Chairman/CEO